SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

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Name:

                                    The CINTRA Select Fund, Inc.

Address of Principal Business Office (No. & Street, City, State Zip Code):

                                    The CINTRA Select Fund, Inc.
                                    1725 I Street, N.W., Suite 300
                                    Washington, D.C. 20006

Telephone Number (including area code):

                                    (202)349-3908

Name and address of agent for service of process:

                                    J. Mitchell Reese, President
                                    The CINTRA Select Fund, Inc.
                                    1725 I Street, N.W.
                                    Washington, D.C.  20006

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940, as amended, concurrently with the filing of form N-8A:

                                    YES   X          NO   __
                                          -




                                   SIGNATURES



         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the District of Columbia on the 18th day of July, 2002.




                                             The CINTRA Select Fund, Inc.
                                             ----------------------------
                                             (Name of Registrant)



                                             By  /s/J. Mitchell Reese
                                                 ----------------------------
                                                    J. Mitchell Reese
                                                            President


Attest:  /s/Stacy H. Ostrowski
         -----------------------------
         Stacy H. Ostrowski
         Incorporator





         The name The CINTRA Select Fund, Inc. is the designation of the Directors under the Articles of Incorporation, dated June 28, 2002, as may amended from time to time. The Articles of Incorporation have been filed with the State of Maryland. The obligations of the Corporation are not personally binding upon, nor shall resort be had to, the private property of any of the Directors, shareholders, officers, employees or agents of the Corporation, but only the Corporation's property shall be bound.